For Immediate Release	CONTACT:

Investors/Media	Investors
Blaine Davis	Jonathan Neely
(610) 459-7158	(610) 459-6645

ENDO HEALTH SOLUTIONS REAFFIRMS 2012 ADJUSTED EARNINGS PER SHARE OUTLOOK AND PROVIDES 2013 FINANCIAL GUIDANCE

•	Reaffirms 2012 Adjusted Diluted EPS to be at or Below Low End of Previous Range of $5.00-$5.10

•	Company expects asset impairment and other charges to materially reduce reported diluted (GAAP) EPS in 2012 to amounts materially below previously announced guidance of $0.87 to $0.97

•	Provides 2013 Revenue Guidance Range of $2.80 Billion to $2.95 Billion and Adjusted Diluted EPS Range of $4.40 - $4.70

CHADDS FORD, Pa., Jan. 3, 2013 - Endo Health Solutions (Nasdaq: ENDP) today reaffirmed its non-GAAP 2012 financial outlook, commented on certain expected 2012 GAAP charges, and provided its current outlook for non-GAAP financial performance for the full year ending December 31, 2013.

Endo continues to expect that 2012 adjusted diluted earnings per share (EPS) will be at or below the low end of its previous guidance range of $5.00 to $5.10. In addition, as part of the company's regular financial reporting process, it expects to record in fiscal 2012, certain pre-tax GAAP charges, including a non-cash asset impairment charge related primarily to goodwill attributable to the company's acquisition of American Medical Systems and other one-time cash charges related to legal proceedings. These charges are currently expected to materially reduce reported diluted (GAAP) EPS in 2012 to amounts materially below the company's previously announced guidance range of $0.87 to $0.97. In this context, the company now plans to increase its reserve associated with resolution of the ongoing governmental investigation with respect to LIDODERM® promotional practices from approximately $53 million, recognized during the third quarter of 2012, to approximately $194 million, which is the company's best current estimate of this liability.

The company expects to finalize and announce its 2012 operating and financial results by the end of February.

The company also provided its current outlook for non-GAAP financial performance for the year ending December 31, 2013 as follows:

•	Total revenue between $2.80 billion and $2.95 billion

•	Adjusted diluted earnings per share between $4.40 and $4.70

Endo's estimates are based on projected results for the year ended Dec. 31, 2013. In addition, Endo's 2013 guidance is based on certain assumptions including:

•	Adjusted gross margin between 64 percent and 66 percent

•	Adjusted operating expenses to be reduced by at least $60 million in 2013, which is a mid to high single digit percentage reduction versus full year 2012

•	Adjusted effective tax rate of between 28.5 percent and 29.5 percent

•	Capital expenditures of approximately $120 million

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The company assumes the launch of a non-AB rated, full-line generic extended release oxymorphone in early January resulting in increased competition for the first six months of 2013. The company further assumes no generic competition thereafter due to the anticipated outcome of an FDA decision in late May 2013 that could remove generic formulations of extended release oxymorphone from the market. Consistent with its Citizens Petition, the company continues to believe that sufficient evidence exists to support a determination by FDA that the old formulation of OPANA® ER was discontinued for reasons of safety, which serves the public health. The company's expected revenues for 2013 reflect a reduction in 2013 OPANA ER net sales of 20% versus 2012 net sales, which are currently expected to be approximately $300 million, due to the effect of potential erosion in market share from such single, non-AB-rated generic competitor combined with the impact of recent prescription trends reflecting flat market share.

•	The company continues to expect a single generic competitor for LIDODERM in September 2013 as a result of a previously announced settlement agreement with Watson Pharmaceuticals

•	The company now expects low-double digit revenue growth from Qualitest and now expects low-single digit revenue growth for AMS in 2013.

These estimates reflect management`s current expectations for Endo's performance in 2013. Actual results may vary, whether as a result of market conditions, including increased generic competition for OPANA ER and LIDODERM or other factors. In addition, 2013 GAAP figures would include the amortization of purchased intangible assets, costs related to certain litigation, potential impairments of intangible assets, certain other GAAP charges and related tax effects, the amounts for which are excluded from our adjusted operating results. No reconciliation to GAAP amounts has been provided because the majority of these excluded amounts are not currently possible to estimate with a reasonable degree of accuracy. The non-GAAP data presented by Endo are the results used by Endo's management to evaluate the operational performance of the company, to compare against the company's work plans and budgets, and ultimately to evaluate the performance of management. Endo provides such non-GAAP data to investors as supplemental data and not in substitution or replacement for GAAP results, because management believes such data provides useful information to investors. Except as expressly required by law, Endo disclaims any intent or obligation to update these statements.

About Endo

Endo Health Solutions Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates value for patients, providers and payers alike. Learn more at www.endo.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements.  Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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